RESCISSION AGREEMENT


This Rescission Agreement is made and entered into as of September 6, 2002, by and among AMERICAN WATER STAR, INC. (f/k/a American Career Centers, Inc.), a Nevada corporation ("AMWS"), WATER STAR BOTTLING, INC., a Wyoming corporation ("WSBI"), DeBAUX HOLDINGS, LLC, an Arizona limited liability company, the sole shareholder of WSBI ("DeBaux"), and GEYSER PRODUCTS, LLC, a Delaware limited liability company ("GPL"). AMWS, WSBI, DeBaux and GPL are collectively referred to herein as the "Parties."

WHEREAS, this Rescission Agreement is a Memorandum Agreement to rescind the transaction described herein and to effect the return of each party to its condition before the acquisition; and

WHEREAS, the Parties previously entered into a Definitive Agreement dated as of January 18, 2002 (the "Definitive Agreement") whereby AMWS acquired 82,820 shares of WSBI, representing approximately 97.5% of the total outstanding shares of capital stock of WSBI (the "Acquisition"), in exchange for the issuance of 4,000,000 shares of AMWS's common stock (as subsequently adjusted) (the "Common Stock") and 4,000,000 shares of AMWS's Series A Convertible Preferred Stock convertible into
2.5 shares of common stock with voting rights of 2.5 votes for each share of preferred stock (as subsequently adjusted (the "Series A Stock") to DeBaux, the sole shareholder of WSBI; and

WHEREAS, at the time of the Acquisition, WSBI owned 85% of the member units of GPL, and as a result of AMWS's acquisition of the majority interest in WSBI, WSBI and GPL became majority owned subsidiaries of AMWS; and

WHEREAS, closing of the transaction contemplated by the Definitive Agreement occurred on February 28, 2002 (the
"Closing"); and

WHEREAS, subsequent to the Closing, DeBaux delivered the Common
Stock and the Series A Stock to AMWS for cancellation in exchange for warrants to purchase up to 1,500,000 shares of AMWS's common stock (the "Warrants"); and

WHEREAS, the Parties desire to rescind the transaction and cancel the Definitive Agreement. This rescission is amicable and consensual, and is based on the parties' desire for mutual accommodation and good will. It is apparent to the parties that the rescission can be accomplished in a lawful manner.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows.

1.  CANCELLATION OF DEFINITIVE AGREEMENT.

     (a) The Definitive Agreement is hereby rescinded and is VOID AB INITIO, so that ownership and control of WSBI shall be returned to DeBaux, and WSBI and GPL shall be restored to their conditions as private companies; and further, so that AMWS shall be restored to its condition immediately preceding the exchange and resulting acquisition of WSBI and GPL. Any actions taken by WSBI and/or GPL in the ordinary course of its business from the Closing until the rescission to be effected by this Agreement shall be deemed solely the actions of WSBI and/or GPL as private companies and not those of AMWS.

     (b) AMWS will immediately deliver to WSBI for cancellation the 82,820 shares of WSBI issued to it pursuant to the Definitive Agreement, and AMWS hereby surrenders any and all rights it has or may have with respect to said shares under the Definitive Agreement or otherwise.

     (c) DeBaux will immediately deliver to AMWS for cancellation the Warrants it acquired in exchange for the consideration given to it pursuant to the Definitive Agreement, and DeBaux hereby surrenders any and all rights it has or may have with respect to the Warrants and the AMWS common stock underlying the Warrants under the Definitive Agreement or otherwise.

     (d) Christopher M. Vance, a director of AMWS and 100% owner of DeBaux, will submit his resignation from the Board of Directors of AMWS to be effective immediately upon the closing date hereunder.

2.  CERTAIN REPRESENTATIONS AND WARRANTIES.

     (a) REPRESENTATIONS AND WARRANTIES OF AMWS. AMWS represents and warrants that the statements contained in this Section 2(a) are correct and complete as of the date of this Rescission
Agreement and will be correct and complete as of the closing date hereunder.

          (i) ORGANIZATION AND GOOD STANDING. AMWS is duly organized, validly existing, and in good standing under the laws of the State of Nevada.

          (ii) AUTHORIZATION OF TRANSACTION. AMWS has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of AMWS, enforceable in accordance with its terms and conditions.

          (iii) WSBI STOCK. AMWS holds of record and owns beneficially the WSBI stock, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended (the "Securities Act") and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. AMWS is not a party to any option, warrant, purchase right, or other contract or commitment that could require AMWS to sell, transfer, or otherwise dispose of any capital stock of WSBI. AMWS is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of WSBI.

     (b) REPRESENTATIONS AND WARRANTIES OF WSBI, DeBAUX AND GPL. WSBI, DeBaux and GPL, respectively, represent and warrant to AMWS that the statements contained in this Section 2(b) are correct and complete as of the date of this Rescission Agreement and will be correct and complete as of the closing date hereunder.

          (i) ORGANIZATION OF WSBI. WSBI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Wyoming.

          (ii) ORGANIZATION OF DeBAUX. DeBaux is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Arizona.

          (iii)     ORGANIZATION OF GPL. GPL is a limited
     liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          (iv) AUTHORIZATION OF TRANSACTION. WSBI, DeBaux and GPL have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder. This Rescission Agreement constitutes the valid and legally binding obligations of WSBI, DeBaux and GPL, enforceable in accordance with its terms and conditions.

          (v) AMWS WARRANTS. DeBaux holds of record and owns beneficially the Warrants, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. WSBI, DeBaux or GPL are not parties to any option, warrant, purchase right, or other contract or commitment that could require DeBaux to sell, transfer, or otherwise dispose of the Warrants or the common stock of AMWS underlying the Warrants. WSBI, DeBaux or GPL are not parties to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of AMWS.

          (vi)      ACCESS TO INFORMATION; NO OTHER
     REPRESENTATIONS BY COMPANY. WSBI, DeBaux and GPL have been furnished with or provided access to all materials relating to AMWS required to enable each of them to make an informed decision with respect to the Warrants and the AMWS common stock underlying the Warrants. WSBI, DeBaux and GPL acknowledge that, in making their decision to rescind the Definitive Agreement, they have been given an opportunity to ask questions of and to receive answers from AMWS executive officers and management personnel. Notwithstanding the foregoing, WSBI, DeBaux and GPL acknowledge that AMWS has made no representation or warranty relating to WSBI's, DeBaux's or GPL's business, financial position and results of operations except as expressly set forth in this Rescission Agreement.

3.  POST-CLOSING COVENANTS.

     (a) AMWS will conduct SEC reporting of its affairs, including reporting of this rescission. In the case of the initial news release, if any, announcing the rescission, the form of that news release shall be subject to mutual agreement as to its wording and mutual non-disparagement.

     (b) AMWS will not retain the use of the "Geyser" name or trade-style, except to the extent as provided in a license agreement executed by and between the parties on even date herewith and attached as Exhibit A hereto.

     (c) AMWS shall be responsible for the filing of any Exchange Act reports required to be filed by AMWS, DeBaux or Christopher M. Vance.

     (d) WSBI, DeBaux and/or GPL shall be responsible for any debts or obligations incurred in the ordinary course of its businesses, which may have become obligations of AMWS during the period from the Closing to the date of this Agreement.

     (e) The Parties shall separate their interests and go their ways in peace. The parties agree to provide each other such further assurances of the transaction as may be reasonable and appropriate, shall continue to deal with each other fairly and in good faith to effect and perfect the rescission agreed to herein. The Parties mutually warrant and represent that there are no undisclosed matters which would make this rescission inequitable or impossible to effect in the manner agreed to herein. The Parties agree not to disclose any and all correspondences, whether oral or in writing, made while this transaction was effective, unless required by governmental agencies or as otherwise required by federal or state law.

4.  MUTUAL RELEASE; INDEMNIFICATION.

     (a) RELEASE BY WSBI, DeBAUX AND GPL. WSBI, DeBaux and GPL, for themselves and their successors, assigns, heirs, administrators and executors, do hereby remise, release and forever discharge AMWS and its agents, affiliates, attorneys, representatives, employees, successors and assigns, from any and all manner of action and causes of action, suits, debts, accounts, bonds, covenants, contracts, agreements, judgments, claims and demands whatsoever in equity or law which WSBI, DeBaux or GPL now have arising under, related to or in connection with the Definitive Agreement, which the parties have declared to be VOID AB INITIO.

     (b) RELEASE BY AMWS. Subject to Section 4(c) below, AMWS, for itself and its affiliates, predecessors, successors and assigns, does hereby remise, release and forever discharge WSBI, DeBaux and GPL and their respective agents, affiliates, attorneys, representatives, employees, successors, heirs and assigns, from any and all manner of action and causes of action, suits, debts, accounts, bonds, covenants, contracts, agreements, judgments, claims and demands whatsoever in equity or law which AMWS now has arising under the Definitive Agreement, which the parties have declared to be VOID AB INITIO.

     (c) INDEMNIFICATION OF AMWS. WSBI, DeBaux and GPL, jointly and severally, will indemnify and hold AMWS and its agents, affiliates, attorneys, representatives, employees, successors and assigns harmless from and against any and all actions, suits, proceedings, liabilities, losses, damages, judgments, fines, amounts paid in settlement, costs and expenses, including, but not limited to, reasonable attorneys' and experts' fees and court costs, paid or incurred by AMWS and arising out of or in connection with any claim by a third party relating in any way to the Definitive Agreement; provided, however, nothing herein shall affect that certain Indemnity Agreement given by AMWS to Christopher M. Vance and Debra A. Vance.

5.  MISCELLANEOUS.

     (a) ENTIRE AGREEMENT. This Rescission Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (b) AMENDMENTS AND WAIVERS. This Rescission Agreement may not be modified, amended, or terminated except by a written agreement specifically referring to this Rescission Agreement signed by all of the Parties.

     (c) GOVERNING LAW. This Rescission Agreement will be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. The state and federal courts of the State of Nevada will have exclusive jurisdiction and venue over all controversies in connection herewith, and the Parties hereby irrevocably consent to such exclusive and personal jurisdiction and venue.

     (d) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Rescission Agreement and the transactions contemplated hereby.

     (e) COUNTERPARTS. This Rescission Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, this Rescission Agreement is executed on behalf of each of the Parties by its duly authorized representatives as of the date first above written.


AMERICAN WATER STAR, INC.,                   WATER STAR BOTTLING,INC.,
a Nevada corporation                         a Wyoming corporation

By: /s/ Roger Mohlman                        By:
Its: CEO                                     Its:



DeBAUX HOLDINGS, LLC,                        GEYSER PRODUCTS,LLC,
an Arizona limited liability                 a Delaware limited liability
company                                      company

By: /s/ Christopher M. Vance                 By: /s/ Jerry Ludeman
Its: President                               Its: CEO


                            EXHIBIT A

                      GEYSER PRODUCTS, LLC
                      Sublicense Agreement

            (Attached at Exhibit 10.4 to this Report)